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                          BECTON, DICKINSON AND COMPANY
                           PERFORMANCE INCENTIVE PLAN
                     AMENDED AND RESTATED NOVEMBER 23, 2004


PURPOSE

         The purpose of the Performance Incentive Plan (the "Plan") is to provide annual incentive payments to management for their contribution to the Company's successful financial performance and the accomplishment of strategic objectives.

         NOTWITHSTANDING ANYTHING IN THIS PLAN TO THE CONTRARY, THE PAYMENT OF ANNUAL INCENTIVES, IF ANY, IS SOLELY WITHIN THE DISCRETION OF THE PERFORMANCE INCENTIVE COMMITTEE, EXCEPT THAT PAYMENT IN EXCESS OF THE PLAN GUIDELINES WILL NOT BE MADE. NO EMPLOYEE HAS ANY VESTED RIGHT TO ANY SUCH PAYMENT.


PERFORMANCE INCENTIVE COMMITTEE

         The Performance Incentive Committee will be responsible for administering this Plan. The Performance Incentive Committee will consist of no less than three persons, including the President and Chief Executive Officer and such other senior executives as are designated from time to time by the President and Chief Executive Officer.


ELIGIBILITY

         Participation in any particular fiscal year is restricted to employees of the Company and its worldwide subsidiaries in exempt (or management) Job Group 4 and above positions (other than those covered under certain non-United States incentive plans or sales incentive plans) and other key management positions as may be approved by the Performance Incentive Committee. Current employees promoted to, and persons newly hired to, eligible positions during a particular fiscal year may be considered for a pro-rata bonus. Persons employed by companies acquired by the Company which have pre-existing executive incentive, profit sharing or similar programs will not participate in this Plan until and unless those plans are superseded by this Plan.


PARTICIPATION LEVELS

         Plan targets for eligible employees are determined based upon base salary or title and reporting relationships of the participant and the scope and responsibilities of the position. Targets may range from 3% to 120% of base salary.



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INCENTIVE CALCULATION

         Incentive payments shall be made under the Plan based upon total company, business unit and individual performance, as measured against certain financial and strategic criteria and targets established from time to time by the Compensation and Benefits Committee of the Board of Directors (the "Compensation Committee").

         Incentive payments made to a member of the Executive Group shall, if the Compensation Committee intends that such payment should constitute "qualified performance-based compensation" for purposes of Section 162(m) of the Internal Revenue Code of 1986 (the "Code"), be made in accordance with a pre-established formula, such that such payment is subject to the achievement during a performance period or periods, as determined by the Compensation Committee, of a level or levels, as determined by the Compensation Committee, of one or more of the following performance measures: (i) Return on Net Assets,
(ii) Revenue Growth, (iii) Return on Common Equity, (iv) Total Shareholder Return, (v) Earnings Per Share, (vi) Net Revenue Per Employee, (vii) Market Share, (viii) Return on Invested Capital, or (ix) Net Income. Any such award of performance-based compensation granted to a member of the Executive Group pursuant to any such pre-established formula with respect to a fiscal year (a "Performance Award") shall not exceed $3,000,000.

         For purposes of this Plan:

         "Earnings Per Share" shall mean earnings per share calculated in accordance with U.S. Generally Accepted Accounting Principles.

         "Executive Group" shall mean every person who is expected by the Committee to be both (i) a "covered employee" as defined in Section 162(m) of the Code as of the end of the taxable year in which payment of the Award may be deducted by the Company, and (ii) the recipient of compensation of more than $1,000,000 for that taxable year.

         "Market Share" shall mean the percent of sales of the total available market in an industry, product line or product attained by the Company or one of its business units during a time period.

         "Net Income" shall mean net income calculated in accordance with U.S. Generally Accepted Accounting Principles.

         "Net Revenue Per Employee" in a period shall mean net revenue divided by the average number of employees of the Company, with average defined as the sum of the number of employees at the beginning and ending of the period divided by two.

         "Return On Common Equity" for a period shall mean net income less preferred stock dividends divided by total shareholders' equity, less amounts, if any, attributable to preferred stock.

         "Return on Invested Capital" for a period shall mean earnings before interest, taxes, depreciation and amortization divided by the difference of total assets less non-interest bearing current liabilities.


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         "Return On Net Assets" for a period shall mean net income less preferred stock dividends divided by the difference of average total assets less average non-debt liabilities, with average defined as the sum of assets or liabilities at the beginning and ending of the period divided by two.

         "Revenue Growth" shall mean the percentage change in revenue (as defined in Statement of Financial Accounting Concepts No. 6, published by the Financial Accounting Standards Board) from one period to another.

         "Total Shareholder Return" shall mean the sum of the appreciation in the Company's stock price and dividends paid on the common stock of the Company over a given period of time.

         The Compensation Committee or Board may not increase the amount of any Performance Award, or adjust the formula during the year, except to make adjustments for business dispositions or acquisitions, using adjustment factors that are specified in the terms of the Performance Award. The Compensation Committee reserves the right, however, in its discretion to make incentive awards to members of the Executive Group other than Performance Awards.


POOL FACTOR SCALES AND MULTIPLIERS

         Funding levels for incentive payments shall be determined based on company performance as measured against the performance targets in accordance with the formula established on an annual basis by the Compensation Committee. Funding levels are adjusted both upwards (for performance above target, up to a maximum score of 150% of target) and downwards (for performance below target).


DETERMINATION OF INCENTIVE POOLS

         (a)      Theoretical Incentive

         On or about October 15th following the close of each fiscal year, business unit heads and corporate officers will be provided with a list of approved participants for their unit, region or function for whom that unit, region or function has, during the course of the prior fiscal year, accrued a hypothetical incentive pool at 100% of target.

         (b)      Performance Ratings

         On or about October 25th following the close of each fiscal year, the Performance Incentive Committee will determine the final unit, region, function and company performance ratings used to determine incentive factors for the fiscal year. The incentive pool for a unit, region or function is determined by applying the incentive factors determined according to the methodology approved by the Compensation and Benefits Committee to the hypothetical accrued incentive pool.



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INCENTIVE PAYMENT FACTORS

         Incentive payment factors will be established as a composite of total company and business unit performance ratings.

         (a)      Communication

         The operating unit and corporate ratings will be communicated to business unit heads and corporate functions by the President and Chief Executive Officer.

         (b)      Incentive Payment Recommendations

         The Business Unit Heads and Corporate Officers will apply the final unit factors to the individual incentive targets to develop the recommended incentive amounts. They will have discretion to recommend incentives that differ from these amounts; provided that no individual may receive an incentive payment in excess of 200% of the amount derived after the application of the unit factors without the further approval of the Compensation Committee; and provided further that no member of the Executive Group may receive an incentive payment in excess of the amount calculated pursuant to the pre-established formula established by the Compensation and Benefits Committee, to the extent such payment is intended to constitute "qualified performance-based compensation" for purposes of Section 162(m) of the Code.


FINAL REVIEW AND APPROVAL

         The recommendations for all incentive payments will be reviewed and approved by the business unit heads and executive officers, and Chief Executive Officer for their respective areas of responsibility. In the case of executive officers and other members of the BD Leadership Team that report to the Chief Executive Officer, recommendations will be subject to final review and approval by the Compensation Committee (and, in the case of the Chief Executive Officer, the Board of Directors).

         (a)      Maximum Payout Guideline

         Total incentive awards to executive officers may not, barring special circumstances, exceed 3% of the Company's after-tax net income, as reported, for the fiscal year.

         (b)      Payment

         Incentives will normally be paid in January of the calendar year following the year in which they are awarded. Except in cases of death, disability or retirement, no incentive payments will be made to individuals who are not active employees on the final day of the fiscal year. Employees who are terminated for cause prior to the distribution date will forfeit their incentives.

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         Incentives awarded to any employee who dies prior to the distribution date may be made, at the discretion of management, to the survivors of the employee.

         (c)      Exceptions

         Any recommendations for exceptions to the provisions of the Plan must be submitted to the Performance Incentive Committee for review and are subject to final approval by the Chief Executive Officer. Any exceptions applicable to executive officers are further subject to approval by the Compensation and Benefits Committee of the Board of Directors and the terms of this Plan.



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